Exhibit 10.15

NOMINATING AGREEMENT

This Nominating Agreement (this “Agreement”), dated as of                 , 2021, by and among Definitive Healthcare Corp., a Delaware corporation (the “Company”), and                  (“Advent”).

WHEREAS, the Company has determined that it is in its best interests to effect an initial public offering (“IPO”) of shares of its Class A common stock, par value $0.001 per share (together with the Company’s Class B common stock, par value $0.001 per share, the “Common Stock”);

WHEREAS, in connection with the IPO, the Company and Advent desire to enter into this Agreement setting forth certain rights and obligations with respect to the shares of Common Stock owned by Advent and its Affiliates; and

WHEREAS, it is contemplated that as of the consummation of the IPO, the Board of Directors of the Company (the “Board of Directors”) will consist of ten (10) directors and Advent and its Affiliates will hold approximately                 % of the outstanding Common Stock.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Affiliate” has the meaning given to that term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(b) “Advent Designee” shall mean any person nominated at any time and from time to time by Advent pursuant to Section 2 to serve on the Board of Directors.

(c) “Beneficial Owner” has the meaning given to that term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(d) “By-Laws” means the Amended and Restated By-Laws of the Company, as may be amended, restated or otherwise modified from time to time.

SECTION 2. Board Representation.

(a) So long as Advent and/or its Affiliates are the Beneficial Owner of at least                 % of the total number of shares of Common Stock outstanding at any time, the Company shall support the nomination of, and take all necessary actions within its control to cause the Board of Directors to include in the slate of nominees recommended to the Company’s stockholders for election as directors of the Company, two (2) persons designated by Advent.

(b) After such time as Advent and/or its Affiliates are no longer the Beneficial Owner of at least                 % of the total number of shares of Common Stock, but so long as Advent and/or its Affiliates are the Beneficial Owner of at least 5% of the total number of shares of Common Stock outstanding at any time, the Company shall support the nomination of, and take all necessary actions within its control to cause the Board of Directors to include in the slate of nominees recommended to the Company’s stockholders for election as directors of the Company, one (1) person designated by Advent.

(c) So long as Advent and/or its Affiliates are the Beneficial Owner of at least 5% of the total number of shares of Common Stock outstanding at any time, the Company shall, and take all necessary actions within its control to cause the Board of Directors to, fill any vacancy of an Advent Designee arising through the death, resignation or removal to be filled by a person designated by Advent and such person so chosen shall hold office until the next annual election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

(d) Notwithstanding the provisions of this Section 2, Advent shall not be entitled to designate any person as a nominee to the Board of Directors if the Company receives a written opinion of its outside legal counsel, which shall be a counsel of national reputation, that such person would not be qualified under any applicable law, rule or regulation, rule of the Nasdaq Global Market or the By-Laws to serve as a director of the Company. Other than for the reasons set forth in the preceding sentence, the Company shall not have the right to object to any Advent Designee. The Company shall notify Advent in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors (and such notice shall be delivered to Advent at least 30 days prior to such expected mailing date). The Company shall notify Advent of any objection to an Advent Designee pursuant to this Section 2(d) sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable Advent to propose a replacement Advent Designee in accordance with the terms of this Agreement.

(e) The Company shall pay all reasonable out-of-pocket expenses incurred by any Advent Designee in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board of Directors.

(f) So long as Advent has the right to nominate an Advent Designee or any such Advent Designee is serving on the Board of Directors, the Company shall use its reasonable best efforts to maintain in effect at all times directors and officers indemnity insurance coverage reasonably satisfactory to Advent.

(g) The Company recognizes that each Advent Designee (i) will from time to time receive non-public information concerning the Company, and (ii) may share such information with directors, officers, members, stockholders, partners, employees or advisors of Advent International Corporation on a confidential basis. The Company hereby irrevocably consents to such sharing of such information on a confidential basis. Advent agrees that it will keep confidential and not disclose or divulge any confidential information regarding the Company it receives from the Company or a Advent Designee, unless such information (x) is available or becomes available to the public in general or (y) is or has been made known or disclosed to Advent by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that Advent may disclose confidential information on a confidential basis (I) to its Affiliates (other than portfolio companies), (II) to each of its and its Affiliate’s (other than portfolio companies) attorneys, accountants, consultants, advisors and other professionals to the extent necessary to obtain their services in connection with evaluating the information, or (III) as may be required by law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner, provided, further, that Advent shall take reasonable steps to minimize the extent of any required disclosure described in this clause (f), including, with respect to clause (g)(III), providing the Company with prompt written notice so that the Company may seek a protective order at the Company’s expense or other appropriate remedy and cooperating with the Company in any effort to obtain a protective order or other remedy.

Notwithstanding the provisions of this Section 2, the Company shall not be required to take any action which it reasonably believes is unlawful, and the Company shall be allowed to take any action the omission of which it reasonably believes would be unlawful.

SECTION 3. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

(b) Certain Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term “Common Stock” shall include all such other securities. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination or otherwise, the provisions of this Agreement shall be appropriately adjusted.

(c) Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

(d) Successors and Assigns. Except as otherwise provided herein, the provisions hereof, including without limitation the nomination rights and other rights set forth Section 2, shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

(e) Entire Agreement. This Agreement, together with the By-Laws, constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof. In the event of a conflict between the By-Laws and this Agreement, the provisions of the By-Laws shall control.

(f) Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid or otherwise delivered by hand, messenger or e-mail, addressed:

if to Advent:

c/o Advent International Corporation,

Prudential Tower,

800 Boylston Street

Boston, Massachusetts 02199

Attention:         Lauren Young and James Westra

E-mail:             lyoung@adventinternational.com; jwestra@adventinternational.com if to the Company:

550 Cochituate Rd

Framingham, Massachusetts 01701

Attention:     Chief Legal Officer

E-mail:         dsamuels@definitivehc.com

or at such other address as the Company or Advent shall have furnished to the other in writing.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or as having been given when delivered, if delivered by hand or by messenger (or overnight courier), 24 hours after confirmed receipt if sent by e-mail transmission or at the earlier of its receipt or on the fifth day after mailing, if mailed, as aforesaid.

(g) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(h) Counterparts. This Agreement may be executed in any number of counterparts, including PDF copies thereof, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(i) Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j) Amendments and Waivers. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived or modified, with and only with an agreement or consent in writing signed by the Company and Advent.

(k) Jurisdiction. The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States located in the State of Delaware or in any Delaware state court and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

(l) Further Assurances. The parties agree to use their best efforts and act in good faith in carrying out their obligations under this Agreement. The parties also agree, without further consideration, to execute such further instruments and to take such further actions as may be necessary or desirable to carry out the purposes and intent of this Agreement.

(m) Enforcement. The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

(n) Termination. Except with respect to Section 3(o), this Agreement shall automatically terminate at such time as Advent and its Affiliates no longer beneficially own at least 5% of the total number of shares of Common Stock outstanding.

(o) Logos; Marketing. The Company hereby grants Advent and its Affiliates permission to use the Company’s name and logo in its marketing materials. The Company hereby grants Advent and its Affiliates a non-exclusive, royalty-free fully paid-up license to use the Company’s trademarks and logos in connection with describing Advent’s relationship with the Company.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

DEFINITIVE HEALTHCARE CORP.

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Advent Nominating Agreement]